Exhibit 23

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 23, 2009

Sabine Royalty Trust
Bank of America, N.A.
Bank of America Plaza — 17th Floor
901 Main Street
Dallas, Texas 75202

Gentlemen:

We hereby consent to the inclusion of our letter report dated February 18, 2009, concerning the reserves and revenue, as of January 1, 2009, of certain royalty interests owned by Sabine Royalty Trust in the Annual Report on Form 10-K for the year ended December 31, 2008, of the Sabine Royalty Trust to be filed with the Securities and Exchange Commission. We also consent to the references to our firm under “Properties — Reserves” in Item 2 and under “Supplemental Oil and Gas Information (Unaudited) — Reserve Quantities” in Item 8 of the Form 10-K.

Very truly yours,

/s/  DeGolyer and MacNaughton
DeGolyer and MacNaughton